Exhibit 99.1

Contacts:
Elise Caffrey	Nancy Smith
Investor Relations	Media Relations
iRobot Corp.	iRobot Corp.
(781) 430-3003	(781) 430-3323
ecaffrey@irobot.com	nsmith@irobot.com
iRobot Reports Second-Quarter 2009 Results
Company’s Strong Results Exceed Revenue and Earnings Estimates
BEDFORD, Mass., July 22, 2009 — iRobot Corp. (NASDAQ: IRBT) today announced its financial results for the fiscal quarter ended June 27, 2009. Revenue for the second quarter of 2009 decreased 8.7 percent to $61.3 million, compared with $67.2 million for the same quarter one year ago. Revenue for the first half of 2009 decreased 5.0 percent to $118.3 million from $124.5 million for the first half of 2008.
Gross margin for the second quarter increased to 26.8 percent of revenue, compared with 24.5 percent of revenue in the second quarter of 2008. First-half 2009 gross margin increased to 27.6 percent of revenue, up from 25.6 percent of revenue in the first half of 2008.
Loss per share for the second quarter of 2009 improved to $0.10, compared with $0.18 for the same period a year ago. For the first half of 2009, loss per share improved to $0.18, compared with $0.35 for the same period in 2008.
Adjusted EBITDA improved to $0.1 million for the second quarter of 2009, compared with a loss of $5.8 million in the second quarter of 2008. For the first half of 2009, Adjusted EBITDA loss improved to $0.1 million from $10.2 million in the first half of 2008.
“We delivered revenue and profit results for the second quarter at the top end of expectations in a very challenging environment,” said Colin Angle, chairman and chief executive officer of iRobot. “Adjusted EBITDA far exceeded expectations and represented nearly a $6 million improvement over last year’s results. The most profound change over the course of the last year has been our focus on driving operating cash flow. Over the past year we have generated operating cash flow of $31 million and improved our cash position by $21 million to nearly $51 million at the end of the second quarter.
“Based on our performance through the first half, we are narrowing the range of our expectations for full-year revenue and reaffirming our expectations for earnings per share and Adjusted EBITDA. Continuing uncertainty about retail demand during the second half of the year and the potential impact on defense spending of the government’s actions to fund the U.S. economic recovery makes us cautious,” Angle concluded.
Business Highlights
iRobot Corporation
8 Crosby Drive, Bedford, MA 01730, Phone: 781-430-3000, Fax: 781-430-3001, www.irobot.com

•	International home robot revenue in the second quarter of 2009 increased 9 percent from the second quarter of 2008 and comprised more than half of total home robot revenue in the quarter.
•	Government & Industrial revenue was generated primarily from the sale of the iRobot PackBot 510 with FasTac Kit. During the quarter, the first PackBot 510 EOD’s with advanced vision and surveillance capabilities were shipped. The first ten small unmanned ground vehicles, SUGV 310’s (mini-EOD), were also delivered to the Army.
•	In the first half of 2009, operating cash flow was $11.9 million, compared with $0.2 million in the first half of 2008, as aggressive working capital management led to a $14.7 million reduction of inventory versus last year.
Financial Expectations
Management provides the following expectations with respect to the fiscal year ending January 2, 2010 and the third quarter ending September 26, 2009.
Fiscal Year 2009:

Revenue	$295-$305 million
Adjusted EBITDA	$14-$17 million
Earnings Per Share	$0.00 — $0.04
Q3 2009:

Revenue	$75-$80 million
Adjusted EBITDA	$3 — $5 million
Earnings Per Share	$0.00 — $0.03
Second-Quarter Conference Call
iRobot will host a conference call tomorrow at 8:30 a.m. ET to discuss its financial results for the fiscal quarter ended June 27, 2009, business outlook, and outlook for future financial performance. Pertinent details include:
Date: Thurs., July 23, 2009
Time: 8:30 a.m. ET
Call-In Number: 719-325-4811
A live, audio broadcast of the conference call also will be available at http://investors.irobot.com/events.cfm. An archived version of the broadcast will be available on the same Web site shortly after the conclusion of the live event. A replay of the telephone conference call will be available and can be accessed by dialing 719-457-0820, access code 2717744.
About iRobot Corp.
iRobot designs and builds robots that make a difference. The company’s home robots help people find smarter ways to clean, and its government and industrial robots protect those in harm’s way. iRobot’s consumer and military robots feature iRobot Aware® robot intelligence systems, proprietary technology incorporating advanced concepts in navigation, mobility, manipulation and artificial intelligence. For more information about iRobot, please visit www.irobot.com.
iRobot Corporation
8 Crosby Drive, Bedford, MA 01730, Phone: 781-430-3000, Fax: 781-430-3001, www.irobot.com

For iRobot Investors
Certain statements made in this press release that are not based on historical information are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This press release contains express or implied forward-looking statements relating to, among other things, iRobot Corp.’s expectations regarding anticipated revenue, Adjusted EBITDA and earnings per share for fiscal year 2009 and for the third quarter ending September 26, 2009, and demand for and market acceptance of its products. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things: our ability to operate in an emerging market, the financial strength of our customers and retailers, general economic conditions, our dependence on the U.S. federal government and government contracts, market acceptance of our products, changes in government policies or spending priorities, and competition. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. iRobot Corp. undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by iRobot Corp., see the disclosure contained in our public filings with the Securities and Exchange Commission.
This release includes Adjusted EBITDA, a non-GAAP financial measure as defined by SEC Regulation G. We define Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, and non-cash stock compensation. A reconciliation between net loss and Adjusted EBITDA is provided in the financial tables at the end of this press release.
iRobot Corporation
8 Crosby Drive, Bedford, MA 01730, Phone: 781-430-3000, Fax: 781-430-3001, www.irobot.com

iRobot Corporation
Consolidated Statement of Operations
(in thousands, except per share amounts)
(unaudited)

	For the three months ended		For the six months ended
	June 27,	June 28,	June 27,	June 28,
	2009	2008	2009	2008

Revenue
Product revenue	$52,609	$60,676	$102,300	$111,251
Contract revenue	8,731	6,526	15,976	13,253

Total	61,340	67,202	118,276	124,504

Cost of Revenue
Product revenue	37,098	44,382	70,537	80,577
Contract revenue	7,833	6,352	15,124	12,099

Total	44,931	50,734	85,661	92,676

Gross Margin	16,409	16,468	32,615	31,828

Operating Expense
Research & development	3,896	4,718	7,474	8,691
Selling & marketing	8,940	13,471	17,906	24,929
General & administrative	7,365	7,340	14,495	14,118

Total	20,201	25,529	39,875	47,738

Operating loss	(3,792)	(9,061)	(7,260)	(15,910)

Other income (expense), net	91	242	(208)	737

Pre-tax loss	(3,701)	(8,819)	(7,468)	(15,173)
Income tax benefit	(1,092)	(4,306)	(3,072)	(6,655)

Net loss	$(2,609)	$(4,513)	$(4,396)	$(8,518)

Net loss per common share:
Basic	$(0.10)	$(0.18)	$(0.18)	$(0.35)
Diluted	$(0.10)	$(0.18)	$(0.18)	$(0.35)

Shares used in Per Common Share Calculations:
Basic	24,967	24,610	24,946	24,561
Diluted	24,967	24,610	24,946	24,561

Stock-based compensation included in above figures:
Cost of product revenue	$278	$216	$491	$370
Cost of contract revenue	162	114	325	173
Research & development	101	128	98	95
Selling & marketing	338	267	655	428
General & administrative	1,016	808	1,928	1,405

Total	$1,895	$1,533	$3,497	$2,471

iRobot Corporation
Condensed Consolidated Balance Sheet
(in thousands)

	June 27,	December 27,
	2009	2008
	(unaudited)	(audited)
Assets

Cash and equivalents	$50,989	$40,852
Accounts receivable, net	31,291	35,930
Unbilled revenues	3,459	2,014
Inventory, net	28,638	34,560
Deferred tax assets	7,565	7,299
Other current assets	5,498	3,340

Total current assets	127,440	123,995
Property, plant and equipment, net	21,672	22,929
Deferred tax assets	4,508	4,508
Other assets	12,000	12,246

Total assets	$165,620	$163,678

Liabilities and stockholders’ equity

Accounts payable	$21,108	$19,544
Accrued expenses	10,966	10,989
Accrued compensation	7,027	6,393
Deferred revenue and customer advances	2,974	2,632

Total current liabilities	42,075	39,558

Long term liabilities	4,229	4,444

Stockholders’ equity	119,316	119,676

Total liabilities and stockholders’ equity	$165,620	$163,678

iRobot Corporation
Consolidated Statement of Cash Flows
(unaudited, in thousands)

	For the three months ended		For the six months ended
	June 27,	June 28,	June 27,	June 28,
	2009	2008	2009	2008

Cash flows from operating activities:
Net loss	$(2,609)	$(4,513)	$(4,396)	$(8,518)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	1,950	1,725	3,864	3,291
Loss on disposal of fixed assets	87	23	102	68
Stock-based compensation	1,895	1,533	3,497	2,471
Benefit from deferred tax assets	(511)	—	(511)	—
Non-cash director deferred compensation	33	23	66	47
Changes in working capital — (use) source
Accounts receivable	(8,099)	(2,330)	4,639	23,428
Unbilled revenue	(326)	419	(1,445)	54
Inventory	2,104	2,928	5,922	1,934
Other assets	(1,001)	(4,047)	(2,163)	(8,116)
Accounts payable	1,981	(4,001)	1,564	(20,732)
Accrued expenses	225	2,240	(33)	179
Accrued compensation	1,656	1,501	634	2,022
Deferred revenue	256	(180)	342	(628)
Change in long term liabilities	(108)	4,659	(215)	4,659

Net cash provided by (used in) operating activities	(2,467)	(20)	11,867	159

Cash flows from investing activities:
Purchase of property and equipment	(1,672)	(8,340)	(2,448)	(12,277)
Purchases of investments	—	—	—	(29,997)
Sales of investments	—	—	—	29,050

Net cash used in investing activities	(1,672)	(8,340)	(2,448)	(13,224)

Cash flows from financing activities:
Proceeds from stock option exercises	132	162	459	732
Income tax withholding payment associated with restricted stock award vesting	(9)	—	(9)	—
Tax benefit of excess stock based compensation deductions	268	97	268	358

Net cash provided by financing activities	391	259	718	1,090

Net increase (decrease) in cash and cash equivalents	(3,748)	(8,101)	10,137	(11,975)
Cash and cash equivalents, at beginning of period	54,737	22,861	40,852	26,735

Cash and cash equivalents, at end of period	$50,989	$14,760	$50,989	$14,760

iRobot Corporation
Supplemental Information
(unaudited)

	For the three months ended		For the six months ended
	June 27,	June 28,	June 27,	June 28,
	2009	2008	2009	2008

Revenue by business unit (in thousands):
Home Robots
Product	$34,099	$41,705	$66,922	$71,798
Contract	—	—	—	55
Government & Industrial
Product	18,510	18,971	35,378	39,453
Contract	8,731	6,526	15,976	13,198

	$61,340	$67,202	$118,276	$124,504

Direct Revenue — Home Robots (in thousands)	$6,037	$7,884	$11,689	$15,745
Product Lifecycle Revenue — Government & Industrial (in thousands)	$4,542	$2,172	$8,931	$5,374

International Revenue (in thousands):
Home Robots	$19,741	$18,175	$37,279	$28,581
Government & Industrial	$1,640	$398	$4,455	$1,209

Average selling prices for robot units:
Home Robots	$159	$157	$160	$160
Government & Industrial (in thousands)	$93	$99	$88	$104

Gross Margin by business unit (in thousands):
Home Robots	$10,109	$10,759	$20,261	$18,828
Government & Industrial	6,300	5,709	12,354	13,000

	$16,409	$16,468	$32,615	$31,828

Units shipped by business unit:
Home Robots (in thousands)	192	237	375	406
Government & Industrial	151	170	301	326

Government & Industrial Funded Backlog (in thousands)	$17,537	$22,355	$17,537	$22,355

Days sales outstanding	52	36	52	36
Inventory turnover	5.2	4.1	5.2	4.1
Net cash provided by (used in) operating activities (in thousands)	$(2,467)	$(20)	$11,867	$159
Headcount	508	482	508	482

iRobot Corporation
Adjusted EBITDA Reconciliation to GAAP
(unaudited, in thousands)

	For the three months ended		For the six months ended
	June 27,	June 28,	June 27,	June 28,
	2009	2008	2009	2008
Net loss	$(2,609)	$(4,513)	$(4,396)	$(8,518)

Interest income, net	(15)	(260)	(36)	(829)
Income tax benefit	(1,092)	(4,306)	(3,072)	(6,655)
Depreciation	1,820	1,725	3,613	3,291
Amortization	128	—	251	—

EBITDA	(1,768)	(7,354)	(3,640)	(12,711)

Stock-based compensation expense	1,895	1,533	3,497	2,471

Adjusted EBITDA	$127	$(5,821)	$(143)	$(10,240)

Use of Non-GAAP Financial Measures
In evaluating its business, iRobot considers and uses Adjusted EBITDA as a supplemental measure of its operating performance. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, and non-cash stock compensation. The Company also presents Adjusted EBITDA because it believes it is frequently used by securities analysts, investors and other interested parties as a measure of financial performance.
The term Adjusted EBITDA is not defined under U.S. generally accepted accounting principles, or U.S. GAAP, and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP. Adjusted EBITDA has limitations as an analytical tool, and when assessing the Company’s operating performance, investors should not consider Adjusted EBITDA in isolation, or as a substitute for net income (loss) or other consolidated income statement data prepared in accordance with U.S. GAAP. Among other things, Adjusted EBITDA does not reflect the Company’s actual cash expenditures. Other companies may calculate similar measures differently than iRobot, limiting their usefulness as comparative tools. iRobot compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA only supplementally.